Exhibit (k)(3)

RULE 18f-3 MULTI-CLASS PLAN

This Rule 18f-3 Multi-Class Plan (the “Multi-Class Plan”) is adopted pursuant to Rule 18f-3 under the Act to provide for the issuance and distribution of multiple classes of shares by the funds listed in Appendix A (each, a “Fund”) in accordance with the terms, procedures and conditions set forth below. A majority of the Trustees of each Fund, including a majority of the Trustees who are not “interested persons” of each respective Fund within the meaning of the Act, have found this Multi-Class Plan, including the expense allocations, to be in the best interests of each Fund and each Class of Shares constituting each Fund.

A.	Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

1.	Act — the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.	Advisor — the investment advisor to the Funds.

3.	CDSC — contingent deferred sales charge.

4.	CDSC Period — the period of time following acquisition during which Shares are assessed a CDSC upon redemption.

5.	Class — a class of Shares of a Fund.

6.	Class A Shares — shall have the meaning ascribed in Section B.1.

7.	Class C Shares — shall have the meaning ascribed in Section B.2.

8.	Class Z Shares — shall have the meaning ascribed in Section B.3.

9.	Class L Shares — shall have the meaning ascribed in Section B.4.

10.	Class Expenses — shall have the meaning ascribed in Section E.1.

11.

Distribution Expenses — expenses and any element of profit referred to in the Prospectus(es) and/or board resolutions, incurred in activities that are primarily intended to result in the distribution and sale of Shares.

12.	Distribution Fee — a fee paid by a Fund in respect of the asset of a Class of such Fund to the Distributor pursuant to the Plan of Distribution relating to the Class.

13.	Distributor — the principal underwriter of the Shares of a Fund.

14.	FINRA — Financial Industry Regulatory Authority, Inc.

15.	Fund Expenses — shall have the meaning ascribed in Section E.2.

16.	Plan of Distribution — any plan adopted by the Trustees that is compliant with Rule 12b-1 of the Act with respect to payment of a Distribution Fee.

17.

Prospectus(es) — the prospectus(es), including the statement(s) of additional information incorporated by reference therein, covering the Shares of the referenced Class or Classes of the Fund(s), as in effect from time to time.

18.	SEC — Securities and Exchange Commission.

19.

Service Fee — a fee paid to financial intermediaries, including the Distributor and its affiliates, for the ongoing provision of personal services to shareholders of a Class and/or the maintenance of shareholder accounts relating to a Class pursuant to the Shareholder Servicing Plan and Agreement relating to the Class.

20.	Share — a share of beneficial interest in a Fund.

21.	Trustees — the Trustees of a Fund.

B.	Classes. Each Fund may offer one or more of the following Classes:

1.

Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge set forth in each Fund’s Prospectus from time to time, which may be reduced, waived or eliminated in any manner not prohibited by the Act or FINRA as set forth in the Prospectus(es). Class A Shares bought without a front-end sales charge may be subject to a CDSC, as described in the Prospectus(es). The offering price of Class A Shares subject to a front-end sales charge shall be computed in accordance with the Act. Additionally, each Fund, the Advisor and/or their respective affiliates, may pay Service Fees approved by the Trustees and set forth in the Prospectus(es) to the Distributor and to other selected securities dealers and other financial industry professionals for providing ongoing services in respect of clients with whom they have distributed shares of a Fund.

2.

Class C Shares. Class C Shares shall be (1) offered at net asset value, (2) subject to a CDSC, as described in the Prospectus(es), for the CDSC Period set forth in Section C.1., and (3) subject to ongoing Distribution Fees and Service Fees approved from time to time by the Trustees and set forth in each Fund’s Prospectus. Additionally, each Fund, the Advisor and/or their respective affiliates, may pay Service Fees approved by the Trustees and set forth in the Prospectus(es) to the Distributor and to other selected securities dealers and other financial industry professionals for providing ongoing services in respect of clients with whom they have distributed shares of a Fund.

3.

Class Z Shares. Class Z Shares shall be (1) offered at net asset value, (2) sold without a front-end sales load or CDSC, (3) subject to ongoing Service Fees approved from time to time by the Trustees and set forth in each Fund’s Prospectus, and (4) offered to certain institutions and other eligible investors. Purchasers of Class Z Shares must purchase the minimum amount of Shares as set forth in each Fund’s Prospectus. Additionally, each Fund, the Advisor and/or their respective affiliates, may pay Service Fees approved by the Trustees and set forth in the Prospectus(es) to the Distributor and to other selected securities dealers and other financial industry professionals for providing ongoing services in respect of clients with whom they have distributed shares of a Fund.

4.	Class L Shares. Class L Shares shall be (1) offered at net asset value plus a front-end sales charge set forth in each Fund’s Prospectus from time to time, which may be reduced, waived or eliminated in any manner not prohibited by the Act or FINRA as set forth in the Prospectus(es), and (2) subject to ongoing Service Fees approved from time to time by the Trustees and set forth in each Fund’s Prospectus. The offering price of Class L Shares subject to a front-end sales charge shall be computed in accordance with the Act. Additionally, each Fund, the Advisor and/or their respective affiliates, may pay Service Fees approved by the Trustees and set forth in the Prospectus(es) to the Distributor and to other selected securities dealers and other financial industry professionals for providing ongoing services in respect of clients with whom they have distributed shares of a Fund.

C.

CDSC. A CDSC may be imposed upon redemption of Class A Shares bought without a front-end sales charge, as described in the Prospectus(es), and upon redemption of Class C Shares, subject to the following conditions:

1.	CDSC Period. The CDSC Period for Class A Shares and Class C Shares shall be 18 months. Each CDSC Period begins on the day on which the purchase was made.

2.	CDSC Rate. The CDSC rate shall be approved by the Trustees.

3.

Disclosure and changes. The CDSC rates and CDSC Period shall be disclosed in each Fund’s Prospectus and may be increased or decreased at the discretion of the Trustees in a manner not prohibited by the Act or FINRA.

4.

Method of calculation. The CDSC shall be assessed on an amount equal to the lower of the net asset value at the time of purchase or redemption. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. When Shares of a Fund are redeemed, the Fund will automatically redeem those Shares (if any) not subject to a CDSC and then those Shares held by the shareholder for the longest period.

5.

Waiver. A CDSC otherwise due upon the redemption of Shares of any Class may be reduced or waived under certain circumstances as disclosed in the Prospectus(es) and as permitted by Rule 6c-10 under the Act.

D.

Service and Distribution Fees. Class A Shares, Class C Shares and Class L Shares shall be subject to a Service Fee not in excess of 0.25% of the average daily net assets attributable to each such Class. In addition, Class C Shares shall be subject to a Distribution Fee that will accrue at an annual rate equal to 0.75% of the average daily net assets attributable to Class C Shares. Class L Shares shall be subject to a Distribution Fee that will accrue at an annual rate equal to 0.25% of the average daily net assets attributable to Class L Shares. All other terms and conditions with respect to Service Fees shall be governed by the Shareholder Servicing Plan and Agreement adopted by each respective Fund relating to the Class. All other terms and conditions with respect to Distribution Fees shall be governed by the Plan of Distribution adopted by each respective Fund relating to the Class.

E.	Allocation of Liabilities, Expenses, Income and Gains Among Classes.

1.

Each Class of a Fund shall pay the expenses associated with their different distribution and shareholder servicing arrangements (“Class Expenses”). Other expenses applicable to a particular class, such as incremental transfer agency fees (but not including advisory, administration or custodial fees or other expenses related to the management of a Fund’s assets), will also be considered Class Expenses for purposes of this Multi-Class Plan.

2.

The gross income of a Fund generally shall be allocated to each Class of such Fund on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each Class of such Fund. These expenses include expenses incurred by such Fund not attributable to any particular Class of the Fund’s Shares (including, but not limited to, fees of Trustees, insurance, legal counsel, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

3.

Expenses of a Fund shall be apportioned to each Class of Shares depending upon the nature of the expense item. Fund Expenses shall be allocated among the Classes of Shares of a Fund based on their relative net asset values in relation to the net asset value of such Fund, as applicable. Class Expenses shall be allocated to the particular Class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a Class, it may be charged to the applicable Fund for allocation among Classes, as determined by the Trustees.

4.

Each Fund reserves the right to utilize any other appropriate method to allocate income and expenses among the Classes, including those specified in Rule 18f-3(c)(1), provided that a majority of the Trustees and a majority of the Trustees who are not “interested persons” of each respective Fund (as defined in the Act) determine that the method is fair to the shareholders of each Class and that the annualized rate of return of each Class will generally differ from that of the other Classes only by the expense differentials among the Classes.

F.

Exchange Privilege. Holders of Class A Shares, Class C Shares, Class L Shares and Class Z Shares shall have such exchange privileges as set forth in the Prospectus(es) for such Class. Exchange privileges may vary among Classes and among holders of a Class.

G.

Dividends and Distributions. Each Fund pays dividends and capital gain distributions as described in the Prospectus(es). All dividends and/or distributions will be paid in the form of additional Shares of the Class to which the dividends and/or distributions relate or in cash, depending on the election of each shareholder. Dividends paid by each respective Fund are calculated in the same manner and at the same time with respect to each Class.

H.	Reports to Trustees. The Trustees may request such information as the Trustees may from time to time deem to be reasonably necessary to evaluate this Multi-Class Plan.

I.

Amendment. Any material amendment to this Multi-Class Plan shall be approved by the affirmative vote of both (a) a majority of the Trustees of each Fund and (b) a majority of the Trustees of each Fund who are not “interested persons” of each respective Fund (as defined in the Act).

Appendix A (as of July 23, 2018)

1.	NexPoint Real Estate Strategies Fund
2.	NexPoint Healthcare Opportunities Fund
3.	NexPoint Latin American Opportunities Fund
4.	NexPoint Discount Strategies Fund
5.	NexPoint Energy and Materials Opportunities Fund
6.	NexPoint Strategic Income Fund
7.	NexPoint-Event Driven Fund

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